Exhibit 10.4







News Release                                         For Immediate Release

                                                            Oct. 13, 1998

   For more information, please contact: Sultan Mahmud (805) 347-8700 ext. 205

     Saba Agrees on a $7.5 Million Private Placement at $3.00 Per Share and
              Conversion of Its Preferred Shares at $2.50 Per Share

         Santa Maria, California: Saba Petroleum Company (AMEX:SAB) announced today that its Board of Directors has consented to two transactions whereby Horizontal Ventures, Inc., (Nasdaq: "HVNV") will acquire 5.5 million shares or approximately 33% of Saba's Common Shares.

         HVNV will acquire $7.5 million worth of Saba's Series A Preferred Stock currently held by RGC International Investors, LDC ("RGC"). When acquired by HVNV, the Preferred Stock is convertible at $2.50 per share. Conversion of all of the Preferred Stock is subject to obtaining or waiving various approvals. RGC will retain a limited number of shares which it has agreed to convert pursuant to the agreement regarding the purchase of Series A Preferred Stock by HVNV. Certain of HVNV obligations are subject to financing.

         In addition to the above transaction, Saba and HVNV have entered into an agreement whereby HVNV has agreed to purchase an aggregate of 2.5 million shares of Saba's Common Stock at $3.00 per share in a private placement. The proceeds from the sale of equity will be used to reduce debt and provide working capital.

         Under the terms of the agreements, a total of three persons designated by HVNV will become members of Saba's 5-member Board of Directors. The first of the three directors was appointed to the board of Saba effective October 9, 1998. It is expected that the closing will occur by mid-December 1998.

         Ilyas Chaudhary, President and CEO commented, "The transaction with HVNV will improve Saba's financial situation and strengthen its ability to proceed with plans to enhance shareholder value through oil and gas development, refining and exploration activities."

         Saba Petroleum Company is an independent energy company with oil and gas production and development activities in North America and Colombia. In the United States, the Company's primary areas of activity are California, Louisiana and New Mexico. The Company also has large land positions and exploration options on exploratory projects in the U.S.A., Indonesia and the United Kingdom.



                   Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the statements in this Release are forward-looking statements that are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. These risks and uncertainties include, among other things, volatility of oil prices, product demand, market competition, risks inherent in the Company's international operations, imprecision of reserve estimates, the availability of additional oil and gas assets for acquisition on commercially reasonable terms, and the Company's ability to replace and exploit its existing oil and gas reserves. These and other risks are described in the Company's Annual Report on Form 10-K and in the Company's other filings with the Securities and Exchange Commission.